Exhibit 3.1 Articles of Incorporation

ARTICLES OF INCORPORATION

of

CoJax Oil and Gas Corporation

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, as amended, states as follows:

Article 1. Name. The name of the corporation is CoJax Oil and Gas Corporation (“Corporation”).

Article 2. Purpose. The purposes for which the Corporation are organized are to do any one or more of the following:

(a)

buy, sell, own, lease, process, refine and otherwise deal in oil, gas, timber and minerals and in the lands, leases and other property related to any of them;

(b)

buy, sell, make, process and otherwise deal in and with property of any kind and description, for its own account or for the account of others; and render services of every kind and description; and

(c)

engage in any other business or activity not prohibited by law and not required to be stated in Articles of Incorporation.

Article 3. Registered Agent; Registered Office; Principal Offices. A. Registered Agent. The Corporation’s initial registered agent is Jeffrey Guzy, who is an individual, a resident of the Commonwealth of Virginia and an initial director of the Corporation.

B.

The registered office of the Corporation, and the address and office of the registered agent of the Corporation, is located at 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201, which offices are in Arlington County.

C.

The Corporation’s principal office address, including street and number, is 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201, which offices are in Arlington County.

Article 4. Directors. A. Initial Director. The initial director of the Board of Directors of the Corporation (“Board”) is: Jeffrey Guzy, located at 3033 Wilson Boulevard, Suite E- 605, Arlington, Virginia 22201, which offices are in Arlington County.

B.

Number of Directors. The Board shall be elected in such manner as shall be provided in the Bylaws of the Corporation, provided, that the number of directors shall be not less than one (1) nor more than eleven (11). The number of directors may be changed from time to time within this range in such manner as shall be provided in the Bylaws of the Corporation.

C.

Ballot and Nominees. Nominations by shareholders of the Corporation (“shareholders”) of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

D.

Removal and Filling of Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause, at any time, only by the affirmative vote of the holders of a majority of the shares of voting capital stock then outstanding. Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors shall be filled by the Board by the affirmative vote of a majority of the directors then in office, or by the shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock that are present or represented at a special meeting of shareholders called for such purpose.

E.

Election and Vacancies. Directors shall be elected at each annual meeting of shareholders, and each director elected shall hold office until such director’s successor has been elected, qualified and assumes office, subject, however, to earlier death, resignation or removal from office. Except as otherwise provided for or fixed by or pursuant to the provisions of these Articles of Incorporation relating to the rights of the holders of any series of Preferred Stock, any vacancies on the Board resulting from death, resignation, removal or other cause shall be filled by the Board by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director, or by the shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock that are present or represented at a special meeting of shareholders called for such purpose. A person so elected by the Board to fill a vacancy on the Board shall serve as a director until his or her successor shall be duly elected and qualified.

F.

Advance Notice of Nominations. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Article 5. No Pre-Emptive Rights. Shareholders shall not have pre-emptive or other rights to subscribe for, purchase or receive any proportionate share of the unissued capital stock of the Corporation.

Article 6. Existence. The Corporation shall have perpetual existence.

Article 7. Capital Stock. A. Authorized Capital Stock. The aggregate number of shares of capital stock which the Corporation has authority to issue is 250,000 shares, divided into two classes consisting of (1) 50,000 shares of Preferred Stock of the par value of

$0.10 per share (“Preferred Stock”); and (2) 200,000 shares of Common Stock with the par value of $0.01 per share (“Common Stock”).

B.

Voting Powers.

Section (1) Each share of Common Stock outstanding on any voting record date shall be entitled to one (1) vote on any action of shareholders for which that voting record date was fixed. Except as otherwise required by the Virginia Stock Corporation

Act, as amended, (the “Act”), the exclusive general voting power for all purposes shall be vested in the shares of the Common Stock.

Section (2) Except as otherwise required by the Act or by the Board acting pursuant to subsection B of Section 13.1-707 (or any successor provision) of the Act or as otherwise provided in these Articles of Incorporation or any amendment or restatement thereof:

(a)

the vote required to constitute any voting shareholder group’s approval of any corporate action, except the election of directors, an amendment or restatement of these Articles of Incorporation, a plan of merger, share exchange, domestication or entity conversion, or a proposed sale or other disposition of the Corporation’s property that requires shareholder approval pursuant to Section 13.1-724 of the Act (or any successor provision), or the dissolution of the Corporation, shall be a majority of all votes cast on the matter by such voting shareholder group at a meeting at which a quorum of such voting shareholder group exists;

(b)

the Bylaws shall set forth the vote required for the election of directors or, if not set forth in the Bylaws, the vote required shall be that set forth in the Act; and

(c)

an amendment or restatement of these Articles of Incorporation, a plan of merger, share exchange, domestication or entity conversion, or a proposed sale or other disposition of the Corporation’s property that requires shareholder approval pursuant to Section 13.1-724 of the Act (or any successor provision) or the dissolution of the Corporation shall require the approval of shareholders holding at least fifty five percent (55%) of the issued and outstanding shares of Common Stock, and any other shares of voting capital stock entitled to vote thereon, are present or represented at a special meeting of shareholders called for such purpose, voting together as a single class.

B.

Capital Stock Terms. The following is a description of each class or series of shares of capital stock, and a statement of the preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon them (except those which the Board is authorized to fix as provided below):

Section (1) Preferred Stock.

(a)

Issue in Series. The shares of Preferred Stock from time to time may be divided into and issued in one or more series, each to have the terms stated herein and in the resolution of the Board providing for its issue. All shares of any one series of Preferred Stock shall be identical, and all series of Preferred Stock shall rank equally and be identical except as permitted hereunder or stated herein.

(b)

Creation of Series. The creation of any series of Preferred Stock shall require the filing with, and acceptance by, the Virginia State Corporation Commission of a duly signed, approved and adopted amendment to these Articles of Incorporation. Subject to the preceding sentence of this Section (1)(b), the Board shall have the authority by resolution to divide the Preferred Stock into one or more series, and to fix and determine with respect to each series:

(i)

Authority to Fix Rights of Preferred Stock. The Board shall have authority, by resolution or resolutions, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares that shall constitute such series and the following relative rights and preferences of the shares of each series so established:

(A)

the annual or other periodic dividend, if any, payable on shares of such series, the time of payment thereof, whether any such dividends shall be cumulative or non- cumulative, the relative rights of priority, if any, of payment of dividends on the shares of that series and the date or dates from which any cumulative dividends shall commence to accrue;

(B)

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(C)

whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption prices;

(D)

whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the amount of such sinking fund;

(E)

whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(F)

the terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of the Corporation of any other class or classes or into shares of any other series of the same or any other series of capital stock, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(G)

whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation, dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series; and

(H)

any other preferences and relative, optional or other special rights, and qualifications, limitations or restrictions of such preferences or rights, of shares of such series not fixed and determined by law or in this Article 7.

(a)

Distinctive Designations of Series. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Stock shall not be considered to constitute different voting groups of shares for the purpose of voting by voting shareholder groups except as required by the Act or as otherwise specified by the Board, as reflected in articles of amendment to these Articles of Incorporation, with respect to any series at the time of the creation thereof.

(b)

Restrictions on Certain Distributions. So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends (other than dividends payable in Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) or make any other distribution on such junior stock if, at the time of making such declaration, payment or distribution, the Corporation shall be in default with respect to any dividend payable on, or any obligation to redeem, any shares of Preferred Stock.

Section (2) Common Stock.

(a)

Dividends. Holders of Common Stock shall be entitled to receive such dividends as may be declared by the Board, except that the Corporation will not declare, pay or set apart for payment any dividend on shares of Common Stock (other than dividends payable in Common Stock), or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the Corporation is in default with respect to any dividend payable on or any sinking or purchase fund requirement relating to shares of Preferred Stock.

(b)

Distribution of Assets. In the event of the voluntary or involuntary liquidation of the Corporation, holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its shareholders after all amounts to which the holders of shares of Preferred Stock are entitled have been paid or set aside in cash for payment.

(c)

Voting. Each share of Common Stock shall be entitled to one (1) vote on all matters presented or requiring a vote of shareholders.

Section (3) Certain Definitions. For the purposes of Section (4) below of this Article 7, the following terms shall have the meanings indicated:

(a)

“affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act or any successor provision. The terms “affiliated” and “non-affiliated” shall have meanings correlative to the foregoing.

(b)

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Arlington County, Virginia are authorized or obligated by law or executive order to close.

(c)

“Change in Control” shall mean (i) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d- 3 and 13d-5 under the Exchange Act), directly or indirectly, of more than thirty five percent (35%) of the voting power of the issued and outstanding shares of the capital stock of the Corporation (unless the “Permitted Holders” (as defined below)) shall hold a higher percentage thereof or have the ability to elect or designate for election a majority of the Board);

(i)

the adoption by the shareholders of a plan or proposal for the liquidation or dissolution of the Corporation; or

(ii)

the merger or consolidation of the Corporation with another Person that is not an affiliate of the Corporation prior thereto or the sale or other disposition of all or substantially all the assets or property of the Corporation in one transaction or series of related transactions to a Person who is not an affiliate of the Corporation prior thereto.

(a)

“Debt Agreement” means any contractual debt obligation or other legally enforceable right to payment on a debt obligation or under any debt securities issued by the Corporation.

(b)

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(c)

“Issue Date” shall mean the first date on which shares of Series A Preferred Stock are issued.

(d)

“Junior Securities” shall have the meaning set forth in Section (4)(b) below.

(e)

“Parity Securities” shall have the meaning set forth in Section (4)(b) below.

(f)

“Person” shall mean any individual, corporation, partnership, joint venture, association, organization, joint-stock company, trust, business trust, limited liability company or other entity.

(g)

“Senior Securities” shall have the meaning set forth in Section (4)(b) below.

(h)

“Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

(i)

“Trigger Event” shall have the meaning set forth in Section (4)(e) below.

(j)

“Voting power” means total votes of all shares of capital stock entitled to vote on a matter.

(k)

“Voting stock” of a corporation means all classes of capital stock of such corporation then outstanding and normally entitled to vote in the election of directors.

Section (4). Series A Preferred Stock. There is hereby established a series of the Corporation’s authorized Preferred Stock, to be designated as the “Series A Preferred Stock, $0.10 par value per share” (“Series A Preferred Stock”). The designation and number, and relative rights, preferences and limitations of the Series A Preferred Stock, insofar as not already fixed by any other provision of these Articles of Incorporation, shall be as follows:

(a)

The number of authorized shares constituting the Series A Preferred Stock shall be 10,000, and the liquidation preference of the Series A Preferred Stock shall be $0.50 per share (the “Liquidation Value”).

(b)

Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to the Corporation’s Common Stock and to all other classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series A Preferred Stock with respect to such matters (collectively with the Common Stock, the “Junior Securities”); (ii) on a parity with each other class of capital stock or series of Preferred Stock issued by the Corporation after the date hereof, the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock with respect to such matters or which do not specify their rank (collectively referred to as “Parity Securities”); and (iii) junior to each other class of capital stock or other series of Preferred Stock issued by the Corporation after the date hereof, the terms of which specifically provide that such class or series will rank senior to the Series A Preferred Stock with respect to such matters (collectively referred to as “Senior Securities”).

(c)

Dividends. (i) The holders of shares of the Series A Preferred Stock shall be entitled to receive, as and when declared and out of funds legally available therefor, dividends in cash on each share of Series A Preferred Stock at an annual rate equal to 4% of the Liquidation Value. Such dividends shall be cumulative and shall accrue and be payable annually on December 31st of each year (each such date being a “Dividend Payment Date”), if declared by the Board, to holders of record at the close of business on the date specified by the Board at the time such dividend is declared (the “Record Date”), in preference to dividends on the Junior Securities, commencing on the Dividend Payment Date next succeeding the Issue Date. Any such Record Date shall be twenty (20) days prior to the relevant Dividend Payment Date. With respect to any dividend that has been declared, if on the applicable Dividend Payment Date the Corporation is in default under its Senior Debt or if the payment of such dividend in cash would result in such a default, the payment of such declared dividend with respect to shares of Series A Preferred Stock on such date shall be deferred to the next Dividend Payment Date or other payment date provided pursuant to Section (4)(c)(iv) below on which no default exists or would occur. The unpaid dividends shall accrue interest at a rate of 5% per annum until paid in full. All dividends paid with respect to shares of Series A Preferred Stock pursuant to this Section (4) shall be paid pro rata to the holders entitled thereto.

(ii)

In the case of dividend payments made on the first Dividend Payment Date with respect to shares of Series A Preferred Stock issued on the Issue Date, dividends shall accrue and be cumulative from the Issue Date.

(iii)

Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock pursuant to this Section (4) and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in this Section (4) with respect to dividends on each outstanding share of Series A Preferred Stock. Each fractional share of Series A Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Series A Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series A Preferred Stock.

(iv)

Accrued but unpaid dividends for any past dividend periods may be declared by the Board and paid on any date fixed by the Board, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board, which record date shall be not less than ten (10) days and not more than thirty (30) days prior to the payment date thereof. Holders of Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends provided for herein.

(v)(A) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities), and shall not permit any Person directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or any warrants, rights, calls  or options exercisable for or convertible into any Junior Securities. Notwithstanding the foregoing, the Corporation may purchase, redeem or otherwise acquire, cancel or retire for value Junior Securities or options, warrants, equity appreciation rights or other rights to purchase or acquire Junior Securities (1) held by any existing or former employees or management of the Corporation or any Subsidiary of the Corporation or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees or (2) issued in connection with the incurrence of debt under a Debt Agreement or the issuance of Senior Securities (other than securities issued to any Person approved by a unanimous vote of the directors of the Board (“Permitted Holder(s)”)).

(B) No full dividends shall be declared by the Board or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid in cash or declared and a sum set apart sufficient for such payment in cash on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of Series A Preferred Stock and any other Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share of the Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such Parity Securities bear to each other.

(a)

Liquidation Preference. (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to 100% of the Liquidation Value for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date of liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series A Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

(ii) For the purposes of this Section (4), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other Persons shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

(b)

Redemption. (i) Optional Redemption. The Corporation may redeem, in whole or in part, the shares of Series A Preferred Stock, at any time or from time to time, in the manner provided below (an “Optional Redemption”). Any Optional Redemption shall be at a price per share equal to 100% of the Liquidation Value thereof plus 100% of the sum of accrued and unpaid dividends thereon (including an amount equal to a prorated dividend from the last Dividend Payment Date immediately prior to the redemption date).

(ii)

Redemption Upon Change in Control or a Permitted Holder Sale. “Permitted Holder Sale” means a sale or issuance of securities of the Corporation that is pre- approved by a unanimous vote of the disinterested directors of the Board. Upon the occurrence of a Change in Control or a Permitted Holder Sale (each a “Trigger Event”), the Series A Preferred Stock shall be redeemable at the option of the holders thereof, in whole or in part and in the manner provided in Section (4)(e)(iii) below, at a redemption price per share payable in cash equal to 100% of the Liquidation Value plus accrued and unpaid dividends to the date of redemption (including an amount equal to a prorated dividend from the last Dividend Payment Date immediately prior to the redemption date). After the occurrence of the Trigger Event, the Corporation shall redeem the number of shares specified in the holders’ notices of election to redeem pursuant to this Section (4)(e) on the date fixed for redemption. The Corporation’s obligations pursuant to Section (4)(e) shall be suspended during any period when such redemption would be prohibited by any of Corporation’s senior, secured credit agreements or debt securities/instruments (collectively, “Senior Debt”), or by law.

(iii)

Procedure for Redemption. (A) If the Corporation elects to redeem Series A Preferred Stock pursuant to this Section (4)(e), the Corporation shall give written notice (an “Optional Redemption Notice”) thereof by overnight courier or by facsimile transmission to each holder of Series A Preferred Stock at its address or facsimile number, as the case may be, as it appears in the records of the Corporation. Such notice shall set forth: (A) the redemption price; (B) the redemption date (which date shall be no earlier than five (5) days and no later than sixty (60) days from the date the Optional Redemption Notice is sent); (C) the procedures to be followed by such holder, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price and (D) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If less than all shares of Series A Preferred Stock are to be redeemed at any time, selection of such shares for redemption shall be made on a pro rata basis.

(iv)

Trigger Events. At any time prior to and in any event no later than five days after the occurrence of a Change in Control and no later than twenty (20) days prior to the occurrence of a Permitted Holder Sale, the Corporation shall give written notice of such Trigger Event by overnight courier or by facsimile transmission to each holder of Series A Preferred Stock at its address or facsimile number, as the case may be, as it appears in the records of the Corporation, which notice shall describe such Trigger Event. Such notice shall also set forth: (A) each holder’s right to require the Corporation to redeem shares of Series A Preferred Stock held by such holder as a result of such Trigger Event; (B) the redemption price; (C) the redemption date (which date shall be no later than forty five (45) days from the date of the occurrence of such Trigger Event);

(D) the procedures to be followed by such holder in exercising his, her or its right of redemption, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price and (E) that dividends on the shares to be redeemed will cease to accrue on the redemption date. In the event a holder of shares of Series A Preferred Stock shall elect to require the Corporation to redeem any or all of such shares of Series A Preferred Stock, such holder shall deliver, within fifteen

(15) days of the sending to it of the Corporation’s notice described in this Section (4)(e), a written notice (the “Holder’s Election Notice’) stating such holder’s election and specifying the number of shares to be redeemed pursuant to this Section (4)(e).

(v)

If an Optional Redemption Notice has been sent by the Corporation as provided in this Section (4)(e), or notice of election has been delivered by the holders as provided in Section (4)(e), and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), dividends on the shares of Series A Preferred Stock so called for  or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as shareholders (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Corporation to the date of redemption) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

(a)

Reacquired Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the Commonwealth of Virginia) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock other than the Series A Preferred Stock.

(b)

Voting Rights. Except as required by law or set forth below, the holders of the Series A Preferred Stock will have no voting rights with respect to their shares of Series A Preferred Stock. The approval of holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a class, shall be required to amend, repeal or change any of the provisions of the Articles of Incorporation of the Corporation in any manner that would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely; provided that without the consent of each holder of Series A Preferred Stock, no amendment may reduce the dividend payable on or the Liquidation Value of the Series A Preferred Stock. The  shares of Series A Preferred Stock outstanding as of the record date shall also be entitled to elect one (1) director of the Board (“Series A Preferred Stock Director”) at each annual meeting of shareholders and the shares of Series A Preferred Stock outstanding as of the record date shall be entitled to (i) remove the Series A Preferred Stock Director, with or without cause, upon at vote of at least sixty six and two thirds percent (66 2/3%) entitled to vote thereon; and to (ii) elect a replacement for the Series A Preferred Stock Director if that director resigns, dies, fails to perform his or her duties as a director for thirty (30) consecutive days, is mentally or physically unable to perform his or her duties as a director (as determined by the other directors of Board in their sole discretion and by majority vote of those directors), or cannot be located or fails to respond to communications from the Board after a reasonable effort by the Corporation and after the lapse of fifteen (15) days (excepting leaves of absence pre-approved by the Board).

(c)

Certain Covenants. Any holder of Series A Preferred Stock may proceed to protect and enforce his, her or its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Section (4) or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Article 8. Bylaws. The Board is authorized to adopt, amend or repeal any and all provisions of the Bylaws of the Corporation by a vote of at least two-thirds (2/3) of all directors who constitute the Board, except as and to the extent provided in the Bylaws. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of this Corporation (and notwithstanding that some lesser percentage may be specified by law), no provision of the Bylaws of the Corporation shall be amended, modified or repealed by the shareholders, nor shall any provision of the Bylaws of the Corporation inconsistent with any such provision be adopted by the shareholders, unless approved by the affirmative vote of holders of at least sixty six percent (66 2/3%) of the issued and outstanding shares of Common Stock. Any purported amendment to the Bylaws which would add thereto a matter not expressly covered in the Bylaws prior to such purported amendment shall be deemed to constitute the adoption of a Bylaw provision and not an amendment or modification to the Bylaws.

Article 9. Shareholder Action. A. Action by Consent. Any election of directors or other action by the shareholders that can be effected at an annual or special meeting of shareholders can be effected by written consent without a meeting so long as such written consent is signed by the holders of at least the number of shares representing the votes required to approve such action at a duly held annual or special shareholders meeting at which all shares entitled to vote thereon were present and voted.

B. Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders may be called only by the Board, the chairperson of the Board, the Corporation’s chief executive officer or the Corporation’s president (in the absence of a chief executive officer). The holders of Common Stock may call a special shareholders meeting by written consents representing at least sixty-six and two thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock. The Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

Article 10. Indemnification.

A.

Definitions. For purposes of this Article 10, the following terms shall have the meanings indicated:

(1)

“eligible person” means a person who is or was a director or officer of the Corporation or a person who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A person shall be considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan;

(2)

“expenses” includes, without limitation, legal fees;

(3)

“liability” means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

(4)

“party” includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

(5)

“proceeding” means any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and whether formal or informal.

A.

Limitation of Liability. To the full extent permitted by the Act, as it exists on the effective date of these Articles of Incorporation or as hereafter amended, permits the limitation or elimination of the liability of directors, officers or other eligible persons, no director or officer of the Corporation or other eligible person made a party to any proceeding shall be liable to the Corporation or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article 10.

B.

Indemnification. To the full extent permitted by the Act, as it exists on the date hereof or as hereafter amended, the Corporation shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders, by reason of the fact that such person is or was an eligible person against any liability incurred by such person in connection with such proceeding. To the same extent, the Corporation is empowered to enter into a contract to indemnify any eligible person against liability in respect of any proceeding arising from any act or omission, whether occurring before or after the execution of such contract.

C.

Termination of Proceeding. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the eligible person did not meet any standard of conduct that is or may be a prerequisite to the limitation or elimination of liability provided in Article 10B or to such person’s entitlement to indemnification under Article 10C.

D.

Determination of Availability. Section (1) The Corporation shall indemnify under Article 10C any eligible person who entirely prevails in the defense of any proceeding. Any other indemnification under Article 10C (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the eligible person has met any standard of conduct that is a prerequisite to his or her entitlement to indemnification under Article 10C.

Section (2) The determination shall be made:

(a)

If there are two or more “disinterested directors” (as defined in the Act), by the Board by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a Board committee of two or more disinterested directors appointed by such a vote;

(b)

By special legal counsel:

(i)

Selected in the manner prescribed in subdivision 2(a) of this subsection; or

(ii)

If there are fewer than two disinterested directors, selected by the Board, in which selection directors who do not qualify as disinterested directors may participate; or

(iii)

By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

Section (3) Authorization of advancement or reimbursement of expenses shall be made (i) if there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote, or (ii) if there are fewer than two disinterested directors, by the Board in which authorization directors who do not qualify as disinterested directors may participate.

Section (4) Notwithstanding the other provisions of this Article 10E, in the event there has been a change in the composition of a majority of the Board after the date of the alleged act or omission with respect to which indemnification, an advance or reimbursement is claimed other than through successor directors approved by the Board as it existed prior to such date, any determination as to such indemnification, advance or reimbursement shall be made by special legal counsel agreed upon by the Board and the eligible person. If the Board and the eligible person are unable to agree upon such special legal counsel, the Board and the eligible person each shall select a nominee, and the nominees shall select the special legal counsel to make the determination contemplated in this Section (4).

A.

Advances. Section (1) The Corporation shall pay for or reimburse the reasonable expenses incurred by any eligible person who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Article 10C if any such person furnishes the Corporation:

(a)

a written statement, executed personally, of such person’s good faith belief that he or she has met any standard of conduct that is a prerequisite to his or her entitlement to indemnification pursuant to Article 10C; and

(b)

a written undertaking executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

Section (2) The undertaking required by clause (b) of this Article 10F shall be an unlimited general obligation but need not be secured and may be accepted without reference to financial ability to make repayment.

Section (3) Authorizations of payments under this Article 10F shall be made by the persons specified in Article 10E.

A.

Indemnification of Others. Unless barred by the Act, the Corporation is empowered to indemnify or contract to indemnify any person not specified in Article 10C who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, to the same or a lesser extent as if such person were specified as one to whom indemnification is granted in Article 10C.

B.

Application; Amendment. The provisions of this Article 10 shall be applicable to all proceedings commenced after it becomes effective and arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article 10 shall impair or otherwise diminish the rights provided under this Article 10 (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article 10 and shall promptly pay or reimburse all reasonable expenses incurred by any eligible person in connection with such actions and determinations or proceedings of any kind arising therefrom.

C.

Insurance. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article 10 and may also procure insurance, in such amounts as the Board may determine, on behalf of any eligible person and for a person referred to in Article 10G against any liability asserted against or incurred by such person whether or not the Corporation would have power to indemnify such person against such liability under the provisions of this Article 10.

D.

Further Indemnity. Section (1) Every reference herein to directors, officers, trustees, partners, employees or agents shall include former directors, officers, trustees, partners, employees or agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article 10 shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article 10.

Section (2) Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, Bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, Bylaws or other arrangements); provided, however, that any provision of such agreements, By-Laws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article 10 or applicable laws of the Commonwealth of Virginia, but other provisions of any such agreements, By-Laws or other arrangements shall not be affected by any such determination.

E.

Severability. Each provision of this Article 10 shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

INCORPORATOR AND ORGANIZER:

By:

/s/ Jeffrey J. Guzy

Date: October 26, 2017

Jeffrey J. Guzy

3033 Wilson Boulevard, Suite E-605 Arlington, Virginia 22201

Telephone: (703) 216-8606